EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Second Quarter 2006 Financial Results
Blue Nile Reports Q2 Net Sales of $56.9 Million, up 29.9% from Prior Year
Achieves Q2 Earnings Per Diluted Share of $0.18
Trailing Twelve Months’ Non-GAAP Free Cash Flow of $29.2 Million Increases 47.0% Year Over Year
Announces Share Repurchases of $47.3 Million, or 8.5% of Outstanding Shares
SEATTLE, August 1, 2006 – Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its second quarter ended July 2, 2006.
Blue Nile reported net sales of $56.9 million in the second quarter of 2006, compared to net sales of $43.8 million in the second quarter of 2005, an increase of 29.9%. Net income in the second quarter totaled $3.1 million, or $0.18 per diluted share, compared to $2.8 million, or $0.15 per diluted share, in the prior year. Effective with its fiscal year 2006, the Company adopted the new accounting requirements of Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment”, related to expensing stock-based compensation, which reduced net income by $0.03 per diluted share in the second quarter of 2006.
Net cash provided by operating activities increased 43.9% to $31.1 million for the trailing twelve month period ended July 2, 2006, compared to $21.6 million for the trailing twelve month period ended July 3, 2005. Non-GAAP free cash flow increased 47.0% to $29.2 million for the trailing twelve month period ended July 2, 2006, compared to $19.9 million for the trailing twelve month period ended July 3, 2005.
“We delivered exceptional second quarter performance due to strong consumer demand in our core product offerings. Our aggressive pricing initiatives worked to accelerate our top-line growth, while disciplined execution by our employees throughout the business delivered outstanding earnings results,” said Mark Vadon, Chief Executive Officer. “We believe we are strategically well positioned as a result of our category leadership and our unequaled consumer value proposition. We remain focused on optimizing the significant long-term potential we have for growth and profitability.”

Blue Nile repurchased 1,268,247 shares of its common stock during the quarter ended July 2, 2006 for $40.3 million. From July 2, 2006 through July 31, 2006, the Company purchased an additional 214,127 shares of its common stock for $7.0 million. Since February 2005, the Company has repurchased 2,234,949 shares of its common stock, or 12.6% of shares outstanding.
Blue Nile announced today that on July 27, 2006 its Board of Directors authorized the repurchase of up to an additional $50 million of the Company’s common stock over 24 months. This is in addition to the $100 million share repurchase program previously authorized by the Board, of which $47.2 million remains to be expended. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.
“Our stock repurchases during the quarter and the additional authorization that we announced today underscore our confidence in our ability to generate strong cash flows while growing our business for the future. We believe that our share repurchase program is a strategic means to create value for our shareholders,” said Mr. Vadon.
Other Financial Highlights
•	Cash, cash equivalents and marketable securities totaled $56.4 million at July 2, 2006.

•	Gross profit for the second quarter of 2006 was $11.3 million, compared to $10.0 million in the second quarter of 2005, an increase of 13.6%. Gross profit as a percentage of net sales was 19.9% in the second quarter of 2006 compared to 22.8% in the second quarter of 2005.

•	Selling, general and administrative expense for the second quarter of 2006 was $7.7 million, compared to $6.2 million in the second quarter of 2005. This increase reflects the Company’s increase in net sales, additional stock-based compensation expense due to the implementation of SFAS 123R and increased marketing expenses. As a percentage of net sales, selling, general and administrative expenses were 13.6% in the second quarter, compared to 14.1% in the second quarter of 2005.

•	Stock-based compensation expense totaled $959,000 in the second quarter of 2006, of which $892,000 was incremental expense related to the adoption of SFAS 123R. Of the $959,000 stock-based compensation expense recognized in the second quarter, $943,000 was recognized as selling, general and administrative expense and $16,000 was included in cost of sales.

•	The Company’s effective tax rate for the quarter was 31.7%.

•	Capital expenditures in the second quarter of 2006 totaled $574,000, compared to $189,000 in the second quarter of 2005.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of August 1, 2006. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the third quarter 2006 (Quarter Ending October 1, 2006):
•	Third quarter net sales are expected to be between $49.5 million and $52.0 million.

•	Net income is expected to be between $0.09 and $0.10 per diluted share. The estimated net income per diluted share includes the estimated impact of expensing stock options under SFAS 123R of approximately $0.05 per diluted share.

•	The effective tax rate for the third quarter of 2006 is expected to be approximately 35.5%.
Expectations for the full year 2006 (Year Ending December 31, 2006):
•	Net sales are expected to be between $240.0 million and $252.0 million.

•	Net income is expected to be in a range of $0.67 to $0.74 per diluted share. The estimated net income per diluted share includes the estimated impact of expensing stock options under SFAS 123R of approximately $0.17 per diluted share.

•	The effective tax rate for the second half of 2006 is expected to be approximately 35.5%.

•	Capital expenditures are expected to be in the range of $2.3 million to $2.8 million.
Effective with our fiscal year that began on January 2, 2006, the Company adopted the new accounting requirements related to expensing stock-based compensation in accordance with SFAS 123R. Stock-based compensation expense had a significant impact on our net income and earnings per diluted share in the first and second quarters of 2006 and will continue to have a significant impact on our net income and diluted earnings per share in the future. Actual stock-based compensation expense in future periods may differ from the estimates noted above based on the timing and amount of options granted, the assumptions used in valuing these options and other factors.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended April 2, 2006 and our Annual Report on Form 10-K for the year ended January 1, 2006. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 2, 2006, which we expect to file with the Securities and Exchange Commission on or before August 11, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
The Company will host a conference call to discuss its second quarter 2006 financial results on August 1, 2006 at 5:00 p.m. ET/2:00 p.m. PT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP free cash flow and non-GAAP net income as measures of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by operating activities less cash outflows for purchases of fixed assets, including internal use software and website development, and defines non-GAAP net income as GAAP net income excluding SFAS 123R stock-based compensation expense and the related income tax effect. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	July 2, 2006	July 3, 2005
Net cash provided by operating activities	$7,262	$7,265
Purchases of fixed assets, including internal-use software and website development	(574)	(189)

Non-GAAP free cash flow	$6,688	$7,076

	Twelve months	Twelve months
	ended	ended
	July 2, 2006	July 3, 2005
Net cash provided by operating activities	$31,145	$21,643
Purchases of fixed assets, including internal-use software and website development	(1,908)	(1,754)

Non-GAAP free cash flow	$29,237	$19,889

Effective January 2, 2006, the Company adopted the provisions of SFAS 123R using the modified prospective transition method, which requires measurement of compensation cost for all options granted at fair value on the date of grant and recognition of compensation expense over the service period for those options expected to vest. Prior period financial statements are not required to be revised to reflect this change.
Prior to January 2, 2006, the Company accounted for its employee compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25.” Under APB 25, compensation expense was recognized for the difference between the fair value of our stock on the date of grant and the exercise price.
Blue Nile’s management believes that non-GAAP net income, defined as GAAP net income excluding the impact of recording stock-based compensation expense in accordance with SFAS 123R and the related tax effect, provides meaningful supplemental information regarding the Company’s operating performance. Management is providing the tables below because management believes they provide useful information to investors regarding the Company’s results of operations by separately identifying the impact of recording stock-based compensation expense in accordance with SFAS 123R.
The application of SFAS 123R had the following effect on reported amounts for the second quarter of 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Quarter Ended July 2, 2006
	Using Previous	SFAS 123R
	Accounting (APB 25)	Adjustments	As Reported
Net sales	$56,916	$—	$56,916
Cost of sales	45,554	14	45,568

Gross profit	11,362	(14)	11,348

Selling, general and administrative expenses	6,868	878	7,746

Operating income	4,494	(892)	3,602

Other income (expense), net:
Interest income	881	—	881
Other income	100	—	100

Total other income (expense), net	981	—	981

Income before income taxes	5,475	(892)	4,583
Income tax expense	1,768	(317)	1,451

Net income	$3,707	$(575)	$3,132

Basic net income per share	$0.22	$(0.03)	$0.19

Diluted net income per share	$0.21	$(0.03)	$0.18

Shares used for computation:
Basic	16,874	—	16,874
Diluted	17,590	(28)	17,562

The application of SFAS 123R had the following effect on reported amounts for the year to date ended July 2, 2006 relative to the amounts that would have been recorded under the recognition and measurement provisions of APB 25 (in thousands, except per share amounts):

	Year To Date Ended July 2, 2006
	Using Previous	SFAS 123R
	Accounting (APB 25)	Adjustments	As Reported
Net sales	$107,610	$—	$107,610
Cost of sales	85,866	27	85,893

Gross profit	21,744	(27)	21,717

Selling, general and administrative expenses	13,775	1,675	15,450

Operating income	7,969	(1,702)	6,267

Other income (expense), net:
Interest income	1,866	—	1,866
Other income	100	—	100

Total other income (expense), net	1,966	—	1,966

Income before income taxes	9,935	(1,702)	8,233
Income tax expense	3,351	(605)	2,746

Net income	$6,584	$(1,097)	$5,487

Basic net income per share	$0.38	$(0.06)	$0.32

Diluted net income per share	$0.37	$(0.06)	$0.31

Shares used for computation:
Basic	17,114	—	17,114
Diluted	17,947	(49)	17,898
About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq National Market under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	July 2,	January 1,
	2006	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,317	$71,921
Restricted cash	119	119
Marketable securities	14,934	42,748

Total cash and marketable securities	56,370	114,788
Trade accounts receivable	638	1,567
Other accounts receivable	184	310
Inventories	11,211	11,764
Deferred income taxes	1,511	3,223
Prepaids and other current assets	788	844

Total current assets	70,702	132,496
Property and equipment, net	3,540	3,261
Intangible assets, net	336	352
Deferred income taxes	1,545	1,819
Other assets	77	77

Total assets	$76,200	$138,005

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,682	$50,157
Accrued liabilities	3,342	5,262
Current portion of deferred rent	202	208

Total current liabilities	31,226	55,627
Deferred rent, less current portion	752	863
Commitments and contingencies
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	109,778	106,341
Deferred compensation	(322)	(480)
Accumulated other comprehensive income (loss)	(1)	5
Accumulated deficit	(875)	(6,362)
Treasury stock	(64,377)	(18,008)

Total stockholders’ equity	44,222	81,515

Total liabilities and stockholders’ equity	$76,200	$138,005

Note: The balance sheet at January 1, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter Ended		Year To Date Ended
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Net sales	$56,916	$43,826	$107,610	$87,942
Cost of sales	45,568	33,836	85,893	68,265

Gross profit	11,348	9,990	21,717	19,677

Selling, general and administrative expenses	7,746	6,184	15,450	12,307

Operating income	3,602	3,806	6,267	7,370

Other income (expense), net:
Interest income	881	559	1,866	1,060
Other income	100	—	100	—

Total other income (expense), net	981	559	1,966	1,060

Income before income taxes	4,583	4,365	8,233	8,430
Income tax expense	1,451	1,572	2,746	3,035

Net income	$3,132	$2,793	$5,487	$5,395

Basic net income per share	$0.19	$0.16	$0.32	$0.30

Diluted net income per share	$0.18	$0.15	$0.31	$0.29

Shares used for computation (in thousands):
Basic	16,874	17,625	17,114	17,688
Diluted	17,562	18,650	17,898	18,726

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year to Date Ended
	July 2,	July 3,
	2006	2005
Operating activities:
Net income	$5,487	$5,395
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	952	835
Loss on disposal of fixed assets	2	10
Stock-based compensation	1,859	169
Deferred income taxes	2,601	2,883
Excess tax benefit from exercise of stock options	(569)	—
Changes in assets and liabilities:
Receivables, net	1,056	146
Inventories	553	1,065
Prepaid expenses and other assets	57	(193)
Accounts payable	(22,475)	(19,625)
Accrued liabilities	(1,919)	(2,958)
Deferred rent	(118)	(114)

Net cash used in operating activities	(12,514)	(12,387)

Investing activities:
Purchases of property and equipment	(1,182)	(346)
Proceeds from the sale of property and equipment	1	5
Purchases of marketable securities	(25,195)	(71,955)
Proceeds from the sale of marketable securities	53,000	64,000
Transfers of restricted cash	—	(119)

Net cash provided by (used in) investing activities	26,624	(8,415)

Financing activities:
Repurchase of common stock	(46,370)	(7,406)
Proceeds from stock option exercises	1,087	198
Excess tax benefit from exercise of stock options	569	—

Net cash used in financing activities	(44,714)	(7,208)

Net decrease in cash and cash equivalents	(30,604)	(28,010)

Cash and cash equivalents, beginning of period	71,921	59,499

Cash and cash equivalents, end of period	$41,317	$31,489